Exhibit 99.1

Kimco Realty Corporation Announces Second Quarter 2009 Results

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 30, 2009--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter and six months ended June 30, 2009.

Net loss to common shareholders was ($146.5) million or ($0.40) per diluted share for the second quarter of 2009 including non-cash impairment charges of $176.5 million.

Before non-cash impairment charges, net income available to common shareholders for the second quarter of 2009 was $30.0 million or $0.08 per diluted share compared to $83.1 million or $0.32 per diluted share for the second quarter of 2008. Comparable results were impacted by a reduction of approximately $40 million in transaction-based income, $12 million in recurring income from the company’s non-core investments and an increase in depreciation of approximately $5 million. These declines were partially offset by an increase in net operating income of $1.5 million and an aggregate reduction in interest expense and non-controlling interests of approximately $6 million.

During the second quarter, the company recognized non-cash impairment charges totaling $176.5 million or $0.48 per diluted share: approximately $126 million or $0.34 per diluted share related to the company’s non-core investment portfolio and its preferred equity investments, $42 million or $0.11 per diluted share related to the company’s assets and joint venture with the Prudential Real Estate Investors (PREI) sponsored funds and $8.5 million or $0.03 per diluted share related to one consolidated property and two unconsolidated joint venture development projects.

Year-to-date, net income available to common shareholders per diluted share before non-cash impairments was $0.18 compared to $0.67 year-to-date through June 30, 2008. Including non-cash impairments, year-to-date net loss per diluted share was ($0.37) compared to net income of $0.66 per diluted share for the same period in 2008.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $113.8 million or $0.31 per diluted share for the second quarter of 2009 compared to $171.6 million or $0.66 per diluted share in the same period a year ago before impairment charges. Including non-cash impairment charges, FFO per diluted share was ($0.17) compared to $0.66 for the comparable period. Year-to date, FFO per diluted share, excluding non-cash impairments was $0.72 compared to $1.31 for the same period in 2008. Including non-cash impairments, FFO per diluted share was $0.17 compared to $1.30 for the period ending June 30, 2008. A reconciliation of net income to FFO is provided in the attached tables.

Highlights for the second quarter 2009

  Posted quarter end occupancy of 92.1 percent in its total shopping center portfolio and 91.8 percent in the U.S. portfolio;
  In the U.S., executed 392 leases totaling 1.5 million square feet, a more than 32 percent increase on a square footage basis over the same period in the prior year;
  Reported 5.3 percent increase in same space leasing spreads in the U.S.: 17.5 percent for new leases and 1.2 percent for leases signed for renewals and options;
  Reported a 180 basis point decline in U.S. same-property net operating income (NOI) from the second quarter of 2008;
  Completed public common equity offering of 105.2 million shares resulting in net proceeds of approximately $718 million;
  Closed $329 million in mortgage financing and a new $220 million unsecured term loan for its own balance sheet and $144 million of mortgage financing in its joint venture programs; and
  Currently maintains access to approximately $1.7 billion in immediate liquidity.

Core Business Operations

Shopping Center Portfolio

Kimco’s shopping center portfolio includes 915 operating properties, comprised of 808 assets in the United States and Puerto Rico, 51 in Canada, 47 in Mexico and nine in Chile, as well as 21 development properties, consisting of five assets in the United States, 10 in Mexico and six in South America.

Occupancy in the company’s total shopping center portfolio was 92.1 percent at the end of the second quarter, a 50 basis point decline sequentially and a 350 basis point decline from the second quarter of 2008. The company executed a total of 490 leases totaling 1.7 million square feet: 193 new leases for 606,000 square feet and 297 lease renewals for 1.1 million square feet.

In the U.S. portfolio, occupancy was 91.8 percent at the end of the second quarter, a 40 basis point decline sequentially and a 370 basis point decline year-over-year. Same-property NOI on an aggregate basis declined 180 basis points over the second quarter of 2008. During the second quarter, the company executed 392 leases totaling 1.5 million square feet. Same space leases totaling 1.3 million square feet included 84 new leases for 308,000 square feet at a 17.5 percent spread from the prior rent and 255 leases for renewals and options totaling 1.0 million square feet at a 1.2 percent rent spread which together aggregate a 5.3 percent rent increase over the prior leases.

Kimco’s U.S. shopping center portfolio is well diversified by tenants as well as geography. Home Depot, a BBB+/Baa1 credit rated by S&P and Moody’s respectively, is the REIT's single largest tenant and accounts for only 3.2 percent of the company’s annualized base rent. The decline in same-property NOI of 180 basis points is mainly attributable to the loss in occupancy partially offset by rental growth from contractual rent step ups, positive leasing spreads for the last four quarters and the impact of rent guaranty payments on certain tenant leases rejected in bankruptcy. The company’s leasing pipeline remains active with over 400 leases under negotiation.

Investment Management Programs

The company realized fee income of $10.3 million from its investment management business in the second quarter of 2009. This included $9.0 million in management fees and $1.3 million in other ongoing fees.

At quarter-end, the company had a total of 332 properties in investment management funds with 14 institutional partners.

Structured Investments and Non-Core Business

The company previously announced a strategic realignment of its business activities to concentrate on the ownership and management of shopping centers and a shift away from these other non-core businesses and investments.

During the quarter, the company recognized an aggregate of $6.5 million of recurring income from its preferred equity investments. In addition, the company recognized approximately $15.9 million from investments in its non-core portfolio: $14.3 million in recurring income, which includes $4.2 million from its various investments with Westmont Hospitality and $3.1 million from loans to retailers, and $1.6 million in transaction related income.

Since the beginning of the year, the Company has monetized an aggregate of approximately $53.0 million of its non-core investments and continues to selectively seek opportunities to further this strategic objective.

Non-Cash Impairments

For the quarter ended June 30, 2009, the company recognized non-cash impairment charges of approximately $176.5 million. Approximately $126 million of the impairment charges relate to non-core assets, including investments in marketable securities, urban mixed-use development projects and non-retail properties, and its preferred equity portfolio.

Approximately $51 million of the non-cash impairment charges relate to the company’s shopping center business. The substantial majority of this amount, approximately $47 million, represents the other-than-temporary decline in the fair values below the carrying values of certain of the company’s investments in unconsolidated joint ventures. In accordance with Accounting Principles Board Opinion No.18 “The Equity Method of Accounting for Investments in Common Stock”, a loss in value of an investment under the equity method of accounting, which is other than a temporary decline, must be recognized. As a result, adjustments were made to the carrying values of certain programs, the most significant of which relates to its existing 15% economic position in its joint ventures with the PREI sponsored real estate funds, with an adjustment of $42 million. The remaining non-cash impairments were attributable to certain wholly owned properties and unconsolidated joint venture development projects.

Capital Structure and Dividend

In April, the company (i) completed an equity offering of 105.2 million shares of common stock priced at $7.10 which resulted in net proceeds of approximately $718.0 million, and (ii) closed on a new $220.0 million unsecured term loan with a consortium of 12 banks including one new bank. The loan, which bears interest at an annual rate of LIBOR (subject to a 2.00% LIBOR floor) plus 465 basis points, will mature in April 2011. Proceeds from these capital transactions were used to repay outstanding amounts under the company’s unsecured U.S. revolving credit facility.

For the quarter ended June 30, 2009, the company closed on approximately $329 million in secured debt for the consolidated portfolio secured by 16 properties. These loans were sourced from eight different lenders with maturities ranging from three to 15 years and interest rates between 5.95% and 8.00%. Since the beginning of the year, the company has closed a total of $364 million in secured debt and has received term sheets for financing secured by four properties that are expected to generate proceeds of approximately $60 million. As of June 30, 2009, the company maintains over 370 unencumbered properties.

In the joint venture programs, mortgage financing totaling $144 million for six properties were closed during the quarter. Subsequent to quarter-end, the company closed mortgage financing on five additional properties with proceeds of $107 million.

Since its initial public offering in 1991, the company has remained committed to paying a cash dividend. The Board of Directors declared a regular quarterly cash dividend of $0.06 per common share, payable on October 15, 2009 to shareholders of record on October 5, 2009, representing an ex-dividend date of October 1, 2009. Cash dividends paid year-to-date for 2009 total $0.94 per common share. Including the fourth quarter dividend payable in October, cash dividends for the year will total $1.00 per common share. The company expects to return to a normalized quarterly dividend with the announcement of the next dividend payable in January of 2010.

Portfolio Overview

As of June 30, 2009, Kimco owned equity interests in 1,466 shopping center properties totaling 154 million square feet in the United States, Puerto Rico, Canada, Mexico and South America. This portfolio encompasses 431 consolidated shopping centers, 332 shopping centers in investment management programs, 152 other joint venture shopping centers and 21 development properties that together total 936 properties and 139 million square feet. This also includes 530 properties totaling 15 million square feet in the company’s preferred equity program.

At June 30, the company had interests in 125 retail properties totaling 16.5 million square feet in Canada. This is comprised of 51 shopping centers and 74 preferred equity investments. In Mexico, the company owned interests in 57 shopping centers totaling 12.7 million square feet comprised of 47 shopping centers and 10 properties under development. The company also has investments in 11 properties in Chile, three development projects in Brazil and one project in Peru.

2009 Guidance

The Company estimates FFO before non-cash impairments of $1.33 - $1.38 per diluted share. Estimated portfolio metrics are as follows:

  Year-end occupancy trending toward 90%; and
  Same-property NOI for the year between -3 to -1 percent.

The company remains committed to its core business objectives:

1) Increasing shareholder value through the ownership and management of neighborhood and community shopping centers;

2) Actively engaging in the disposition of its non-core assets, and

3) Strengthening its balance sheet with a long term focus on reducing its leverage levels and employing a conservative capital mix.

The company has provided further detail on guidance elements in its supplemental package available on its website.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Thursday, July 30 at 10:00 a.m. Eastern Time. The call will include a review of the company’s second quarter 2009 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-866-290-0916. A replay will be available for one week by dialing 1-888-203-1112; the Passcode will be 5024939. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2009, the company owned interests in 1,466 retail properties comprising 154 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008

Revenues from Rental Properties	$189,285		$182,970		$383,180		$371,764

Rental Property Expenses:
Rent	3,353		3,273		6,639		6,484
Real Estate Taxes	27,506		23,410		51,859		46,771
Operating and Maintenance	24,057		23,472		55,227		50,836
	54,916		50,155		113,725		104,091

Net Operating Income	134,369		132,815		269,455		267,673

Income from Other Real Estate Investments	9,338		32,383		17,724		53,412
Mortgage Financing Income	3,747		4,569		7,872		8,465
Management and Other Fee Income	10,299		11,203		20,224		22,858
Depreciation and Amortization	(55,226)		(50,457)		(111,366)		(99,076)
	102,527		130,513		203,909		253,332

Interest, Dividends and Other Investment Income	5,213		16,270		13,134		41,513
Other Income / (Expense), Net	301		(4,108)		(3,914)		(225)

Interest Expense	(50,956)		(53,600)		(97,472)		(107,560)
General and Administrative Expenses	(26,604)		(25,693)		(56,527)		(50,450)
	30,481		63,382		59,130		136,610

Benefit / (Provision) for Income Taxes	682		1,138		2,335		(8,272)

Equity in (Loss) / Income of Joint Ventures, Net	(15,272)		20,490		(5,630)		59,547

(Loss) / Gain on Sale of Development Properties,
Net of Tax of ($10), $10,224, $961, and $11,836, Respectively	(15)		15,336		1,442		17,754
Impairments:
Property Carrying Values	(52,100)		-		(52,100)		-
Investments in Other Real Estate Investments	(40,602)		-		(40,602)		-
Marketable Equity Securities & Other Investments	(29,573)		(554)		(29,573)		(3,808)
Investments in Real Estate Joint Ventures	(26,896)		-		(26,896)		-

(Loss) / Income from Continuing Operations	(133,295)		99,792		(91,894)		201,831

Discontinued Operations:
(Loss) / Income from Discontinued Operating Properties	(103)		596		(85)		5,313
Loss on Operating Properties Held for Sale/Sold, Net of Tax	(24)		-		(80)		-
Gain on Disposition of Operating Properties, Net of Tax	-		61		403		722
(Loss) / Income from Discontinued Operations	(127)		657		238		6,035

Gain on Transfer of Operating Properties (1)	-		-		26		-
Gain on Sale of Operating Properties, Net of Tax (1)	1,555		24		1,555		587
	1,555		24		1,581		587

Net (Loss) / Income	(131,867)		100,473		(90,075)		208,453

Net Income Attributable to Noncontrolling Interests (1)	(2,784)		(6,099)		(6,152)		(15,612)

Net (Loss) / Income Attributable to the Company	(134,651)		94,374		(96,227)		192,841

Preferred Dividends	(11,822)		(11,822)		(23,644)		(23,644)

Net (Loss) / Income Available to the Company's Common Shareholders	$(146,473)		$82,552		$(119,871)		$169,197

Per Common Share:
(Loss) / Income from Continuing Operations: (3)
Basic	$(0.40)		$0.32		$(0.38)		$0.65
Diluted	$(0.40)	(2)	$0.32	(2)	$(0.38)	(2)	$0.64	(2)
Net (Loss) / Income:
Basic	$(0.40)		$0.33		$(0.37)		$0.67
Diluted	$(0.40)	(2)	$0.32	(2)	$(0.37)	(2)	$0.66	(2)

Weighted Average Shares Outstanding for Net (Loss) / Income Calculations:
Basic	368,254		253,740		319,937		253,336
Diluted	368,254		257,318		319,937		256,490
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

(3)	Includes the net income attributable to noncontrolling interests related to discontinued operations of $0 and $1 for the quarters ended June 30, 2009 and June 30, 2008, $0 and $1,133 for the six months ended June 30, 2009 and June 30, 2008, respectively.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008
Reconciliation of Net (Loss)/Income to Funds From Operations - "FFO"
Net (Loss) / Income	$(131,867)		$100,473		$(90,075)		$208,453
Net Income Attributable to Noncontrolling Interests	(2,784)		(6,099)		(6,152)		(15,612)
Gain on Disposition of Operating Prop., Net of Tax	(1,555)		(85)		(1,984)		(1,309)
Gain on Disposition of Joint Venture Operating Properties	-		(177)		-		(2,088)
Depreciation and Amortization	55,002		51,128		110,882		99,375
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	33,447		32,509		67,820		65,150
Unrealized Remeasurement of Derivative Instrument	(3,140)		5,139		(1,761)		5,139
Preferred Stock Dividends	(11,822)		(11,822)		(23,644)		(23,644)
Funds From Operations	$(62,719)		$171,066		$55,086		$335,464

Weighted Average Shares Outstanding for FFO Calculations:
Basic	368,254		253,740		319,937		253,336
Units	-		6,099		-		5,970
Dilutive Effect of Options	-		3,578		80		3,154
Diluted	368,254	(1)	263,417	(2)	320,017	(1)	262,460	(2)

FFO Per Common Share - Basic	$(0.17)		$0.67		$0.17		$1.32
FFO Per Common Share - Diluted	$(0.17)	(1)	$0.66	(2)	$0.17	(1)	$1.30	(2)
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $2,675 for the three months ended June 30, 2008 and $5,286 for the six months ended June 30, 2008.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2009	2008
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,246,920 and $1,159,664, Respectively	$5,703,887	$5,690,277
Investments and Advances in Real Estate Joint Ventures	1,186,696	1,161,382
Real Estate Under Development	868,383	968,975
Other Real Estate Investments	534,419	566,324
Mortgages and Other Financing Receivables	176,769	181,992
Cash and Cash Equivalents	188,925	136,177
Marketable Securities	246,099	258,174
Accounts and Notes Receivable	102,750	97,702
Other Assets	330,419	336,144
Total Assets	$9,338,347	$9,397,147

Liabilities:
Notes Payable	$2,832,538	$3,440,818
Mortgages Payable	1,069,387	847,491
Construction Loans Payable	236,743	268,337
Dividends Payable	34,403	131,097
Other Liabilities	384,863	388,818
Total Liabilities	4,557,934	5,076,561
Redeemable Noncontrolling Interests	101,355	115,853

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,232,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 376,357,931, and 271,080,525
Shares, Respectively	3,764	2,711
Paid-In Capital	4,938,825	4,217,806
Cumulative Distributions in Excess of Net Income	(319,891)	(58,162)
	4,623,582	4,163,239
Accumulated Other Comprehensive Income	(172,217)	(179,541)
Total Stockholders' Equity	4,451,365	3,983,698
Noncontrolling Interests	227,693	221,035
Total Equity	4,679,058	4,204,733
Total Liabilities and Equity	$9,338,347	$9,397,147

Reconciliation of Projected Diluted Net Loss Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Projected Range
	Full Year 2009
	Low	High

Projected diluted net loss available to common shareholder per share	$(0.17)	$(0.13)

Unrealized remeasurement of derivative instrument	(0.01)	0.01

Projected depreciation & amortization	0.63	0.64
Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.39	0.40

Gain on disposition of operating properties	(0.01)	(0.03)
Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.01)	(0.02)

Projected FFO per diluted common share	$0.82	$0.87
Non-cash impairments	0.51	0.51
Projected FFO per diluted common share before impairments	$1.33	$1.38

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release. The guidance does not include any estimate for impairments.

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
senior vice president, finance & investor relations